MEDIFAST, INC.
EXECUTIVE SEVERANCE PLAN

Medifast, Inc., a Delaware corporation (the “Company”), has adopted this Medifast, Inc. Executive Severance Plan (the “Plan”) to provide key employees of the Company and its affiliates and subsidiaries with severance protection under covered circumstances.
Article 1.
DEFINITIONS AND INTERPRETATIONS
Section 1.0aDefinitions. Capitalized terms used in this Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:
“Annual Base Salary” shall mean the base salary paid to a Participant on an annual basis exclusive of any bonus payments, commission payments or additional payments under any benefit plan of the Company.
“Administrator” shall mean be the Compensation Committee.
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean (a) indictment or conviction for, or a please of guilty or nolo contendere to, a felony or of a criminal act involving moral turpitude; (b) gross misconduct or willful and continued failure to substantially perform employment duties reasonably requested by the Company or an affiliate, after thirty (30) days’ written notice by certified mail of such conduct or failure, and the failure of the Participant to remedy such conduct or failure; (c) fraud, embezzlement, or misappropriation of any amounts of money or other assets or property of the Company; (d) misconduct or negligence in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate; or (e) violation of any material policy of the Company, including the Company’s Code of Conduct and Business Ethics. Determination of Cause shall be made by the Compensation Committee in its sole discretion.
“Change in Control” shall have the meaning set forth in the Amended and Restated 2012 Share Incentive Plan or any successor to such plan.
“Change in Control Period” shall mean the 24 month period beginning on the date of a Change in Control.
“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
“Compensation Committee” shall mean the Compensation Committee of the Company’s Board of Directors.
“Effective Date” shall mean September 12, 2019.
“Good Reason” shall mean a Participant’s resignation of employment upon the occurrence (without the Participant’s prior written consent) of (a) a material reduction in the Participant’s Annual Base Salary or Target Bonus, (b) a material diminution in the Participant’s authority, duties or responsibilities, (c) a relocation of the Participant’s principal work location by more than 50 miles, or (d) any other action or inaction that constitutes a material breach by the Company of any written agreement under which the Participant provides services; provided, however, that, notwithstanding the foregoing, the Participant may not resign his or her employment for Good Reason unless (i) the Participant has provided the Company with at least thirty (30) days prior written notice of his or her intent to resign for Good Reason (which notice must be provided within ninety (90) days following the occurrence of the event(s) purported to constitute Good Reason); and (ii) the Company has not remedied the alleged violation(s) within the thirty (30) day period following its receipt of such notice.
“Participants” shall mean those employees of the Company or any of its subsidiaries who are from time to time designated as Participants in accordance with Section 2.01.
“Plan” shall mean this Medifast, Inc. Executive Severance Plan, as amended, supplemented or modified from time to time in accordance with its terms.
“Qualifying Termination” shall mean a Participant’s Termination of Employment (a) by the Company and its subsidiaries without Cause or (b) by the Participant for Good Reason.
“Target Bonus” shall mean the Participant’s target annual incentive bonus.
“Termination Date” shall mean, with respect to any Participant, the actual date of the Participant’s Termination of Employment.
“Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any subsidiary of the Company is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, permanent disability or retirement; provided, that such “Termination of Employment” constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
Section 1.0bInterpretation. In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Article 2.
ELIGIBILITY AND BENEFITS
Section 1.0cEligible Employees. This Plan is only for the benefit of the following Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder:
(i)Chief Executive Officer;
(ii)Chief Financial Officer; and
(iii)All other executive officers of the Company who are direct reports of the Chief Executive Officer and are at the Executive Vice President-level or above (“Other Executives”).

Article 3.
SEVERANCE AND RELATED TERMINATION BENEFITS
Section 1.0aQualifying Termination. Except as set forth in Section 3.02, in the event that a Participant incurs a Qualifying Termination, then, subject to Section 3.03, such Participant shall be entitled to receive the severance benefits set forth on Exhibit A attached hereto.
Section 1.0bQualifying Termination Following Change in Control. In the event that, during the Change in Control Period, a Participant incurs a Qualifying Termination, then in lieu of the benefits payable pursuant to Section 3.01 and subject to Section 3.03, the Participant will be entitled to receive the severance benefits set forth on Exhibit B attached hereto.
Section 1.0cConditions to Receipt of Severance Benefits. A Participant’s receipt of any payment or benefits under this Article III shall be conditioned on and subject to such Participant’s execution and non-revocation of a general waiver and release of claims in favor of the Company, within the applicable time periods for execution following the Termination Date, as set forth in such agreements.
Section 1.0dOther Terminations of Employment. For the avoidance of doubt, in no event shall the Participant be entitled to any benefit under this Plan in the event that the Participant resigns without Good Reason or otherwise terminates employment due to death, permanent disability, or retirement, or is terminated by the Company for Cause.
Section 1.0eNo Duplication of Benefits. Notwithstanding anything to the contrary in this Plan, in the event that a Participant is entitled to severance benefits under any other employment agreement, severance agreement or similar agreement between the Participant and the Company, no benefits shall be payable under this Plan.
Section 1.0fPlan Unfunded; Participant's Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured claim against the general assets of the Company.

Article 4.
CLAIMS PROCEDURES
Section 1.0aInitial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant's Qualifying Termination. Claims should be addressed and sent to:
Medifast, Inc.
Chair of the Compensation Committee
100 International Drive
Baltimore, MD 21202

If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:
(i)the specific reason or reasons for the denial of the Participant's claim;
(ii)references to the specific Plan provisions on which the denial of the Participant's claim was based;
(iii)a description of any additional information or material required by the Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(iv)a description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 1.0gAppeal of Denied Claims. If the Participant's claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(v)Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(vi)The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
(vii)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
(viii)The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
Section 1.0bAdministrator's Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing and will clearly state:
(ix)the specific reason or reasons for the denial of the Participant's claim;

(x)reference to the specific Plan provisions on which the denial of the Participant's claim is based;
(xi)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and
(xii)a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.
Section 1.0aExhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(1)no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(2)in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Article 5.
MISCELLANEOUS PROVISIONS
Section 1.0cNo Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise. The amount of any cash payment provided for in this Plan shall not be reduced by any cash compensation earned by a Participant as the result of employment by another employer or by retirement benefits.
Section 1.0dAmendment or Termination. The Board may amend or terminate the Plan at any time; provided, however, that no such termination or amendment may materially and adversely affect any rights of any Participant who has incurred a Qualifying Termination prior to the date of such termination or amendment; and provided, further, that the Plan cannot be terminated or materially amended during the Change in Control Period. Notwithstanding the foregoing, the Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.
Section 1.0eEnforceability. The failure of a Participant or the Company or any of its subsidiaries to insist upon strict adherence to any term of the Plan on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.
Section 1.0fGoverning Law. This Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to its conflict of laws rules, and applicable federal law.
Section 1.0gTax Withholding. The Company shall have the right to deduct from any payment or benefit hereunder all federal, state and local taxes which are required to be withheld therefrom.

Section 1.0hPlan Administration. The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan.
Section 1.0iSuccessors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by each such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.
Section 1.0jNotices. All notices and other communications provided for in this Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the Chief Financial Officer of the Company (or such other officer as may be designated by the Company), and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.
Section 1.0kNo Employment Rights Conferred. The Plan does not alter the status of each Participant as an at-will employee of the Company. This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or any of its subsidiaries. Nothing contained in this Plan shall (a) confer upon any Participant any right with respect to continuation of employment with the Company or any of its subsidiaries or (b) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company or any of its subsidiaries to terminate such Participant's employment at any time.
Section 1.jSeverability. If any provision of the Plan is, becomes, or is deemed to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Plan shall not be affected thereby.
Section 1.kSection 409A.
(1)The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a "separation from service" under Section

409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
(2)Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Participant is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant's execution of a Release/Severance Agreement, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(3)To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Plan, Medifast, Inc. has caused this Plan to be duly executed in its name and behalf by its proper officer thereunto duly authorized as of the Effective Date.

__/s/ DANIEL R. CHARD______________        ___November 7, 2019__________________
Daniel R. Chard,                    Date
Chief Executive Officer,
Medifast, Inc.

Exhibit A
Amended on September 10, 2020

Qualifying Termination (General)

	Cash Severance	Annual Bonus – Year of Termination	Stock Options	Time-Based Restricted Shares or Deferred Shares	Performance-Based Restricted Shares or Deferred Shares
Chief Executive Officer	1.5 times the sum of the Annual Base Salary and the Target Bonus	Pro-rated annual bonus for year of termination, based on the number of full months during the year the Participant was employed, paid at the end of the year based on actual Company performance	Fully vest and remain exercisable for 90 days	Vest on a pro-rata basis, based on the number of full months during the vesting period the Participant was employed	Vest on a pro-rata basis, based on the number of full months during the performance period the Participant was employed, paid out at the end of the performance period based on actual performance
Other Executives	1 times the sum of the Annual Base Salary and the Target Bonus

The Cash Severance shall be paid in a lump sum, no later than 30 days following the Termination Date, subject to Section 3.03. The Annual Bonus – Year of Termination will be paid at the same time the annual bonus is paid to active employees, subject to Section 3.03.

Exhibit B
Amended on June 16, 2022

Qualifying Termination Following Change in Control

	Cash Severance	Annual Bonus – Year of Termination	Stock Options	Time-Based Restricted Shares or Deferred Shares	Performance-Based Restricted Shares or Deferred Shares
Chief Executive Officer	2.5 times the sum of the Annual Base Salary and the Target Bonus	Bonus for year of termination, pro-rated based on the number of full months during the year the Participant was employed, based on the greater of (i) target level performance OR (ii) actual Company performance as determined by the most recent forecast as of the date of termination	Fully vest and remain exercisable for 90 days	Fully vest	Vest on a pro-rata basis, based on the number of full months during the performance period the Participant was employed, at the greater of (i) target level performance OR (ii) actual Company performance as determined by the most recent financial projections/forecast used for accrual purposes as of the date of termination. For those PSU grants that may contain a PSU kicker, the kicker shall be calculated based on the Company’s most current projection of performance
Other Executives	1.5 times the sum of the Annual Base Salary and the Target Bonus

Cash Severance and Annual Bonus – Year of Termination shall be paid in a lump sum, no later than 30 days following the Termination Date, subject to Section 3.03.